As filed with the Securities and Exchange Commission on January 27, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

5E Advanced Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1400	87-3426517
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9329 Mariposa Road, Suite 210

Hesperia, CA 92344

(442) 221-0225

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Weibel

Chief Executive Officer

5E Advanced Materials, Inc.

9329 Mariposa Road, Suite 210

Hesperia, CA 92344

(442) 221-0225

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Drew Capurro Scott Westhoff Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626 (714) 540-1235	Matthew Bernstein Justin Grossman Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 27, 2026.

    Shares

5E Advanced Materials, Inc.

8,720,930 Shares of Common Stock

We are offering up to $30.0 million of shares of our common stock, par value $0.01 per share (“the Common Stock”), based on an assumed public offering price of $3.44, the last reported sale price of our Common Stock on the Nasdaq Global Select Market (“Nasdaq”). The public offering price per share will be determined between us and Konik Capital Partners, LLC (the “placement agent”) based on market conditions at the time of pricing, and may be at a discount to the then-current market price of our Common Stock. Therefore, the recent market price of our Common Stock referenced in this preliminary prospectus may not be indicative of the final offering price per Unit.

Our Common Stock is listed on Nasdaq under the symbol “FEAM.” Our CHESS Depositary Interests (“CDIs”) are listed on the Australian Securities Exchange under the symbol “5EA” with ten CDIs representing an interest in one share of our Common Stock. On January 26, 2026, the last reported sale price of our Common Stock on Nasdaq was $3.44 per share.

We have engaged the placement agent to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the placement agent the fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus. See “Risk Factors” for more information regarding risks related to this offering. We will bear all costs associated with the offering. See “Plan of Distribution” for more information regarding these arrangements.

We are an emerging growth company and a smaller reporting company under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 12.

	Per Share	Total
Public offering price	$	$
Placement agent fees(1)	$	$
Proceeds, before expenses, to us	$	$

(1)

The placement agent fees shall equal 7.0% of the gross proceeds of the securities sold by us in this offering. We refer you to the section titled “Plan of Distribution” beginning on page 28 of this prospectus for additional information regarding Placement Agent compensation.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Sole Placement Agent

Konik Capital Partners

a division of T.R. Winston & Co.

The date of this prospectus is    , 2026

We have not, and the placement agent has not, authorized anyone to provide you with information other than in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for and cannot provide any assurance as to the reliability of any other information others may give you. We are not, and the placement agent is not, making an offer to sell shares of our Common Stock in any jurisdiction where the offer or sale is not permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document filed with the Securities and Exchange Commission before the date of this prospectus and incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

For investors outside the United States: we have not, and the placement agent has not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Common Stock and the distribution of this prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “5E” refer to the consolidated operations of 5E Advanced Materials, Inc. and its subsidiaries. All references herein to the “Board” refer to the Board of Directors of the Company.

TRADEMARKS AND TRADE NAMES

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:

•	our results of operations and financial position, business strategy, plans and prospects;

•	our ability to secure additional financing and continue as a going concern;

•	our Preliminary Feasibility Study (as defined below);

•	our purchase order commitments;

•

the impact of recent hiring decisions on our vision of becoming a leading global supplier of borates and advanced boron materials and our ability to operate the SSF and develop the Project (each as defined below);

•	production forecasts and capital expenditure estimates; and

•	other risks and uncertainties described in this registration statement, including those under the section entitled “Risk Factors.”

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

CAUTIONARY NOTE REGARDING RESERVES

Unless otherwise indicated, all mineral resource and reserve estimates included (or incorporated by reference) in this prospectus have been prepared in accordance with, and are based on the relevant definitions set forth in, the SEC’s Mining Disclosure Rules and Regulation S-K 1300 (each as defined below). Mining disclosure in the United States was previously required to comply with SEC Industry Guide 7 (the “SEC Industry Guide 7”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the SEC’s Final Rule 13-10570, Modernization of Property Disclosure for Mining Registrant, the SEC has adopted final rules, effective February 25, 2019, to replace SEC Industry Guide 7 with new mining disclosure rules (the “Mining Disclosure Rules”) under sub-part 1300 (Title 17, Part 229, Items 601 and 1300 until 1305) of Regulation S-K (“Regulation S-K 1300”) of the Securities Act of 1933, as amended (the “Securities Act”). Regulation S-K 1300 replaces the historical property disclosure requirements included in SEC Industry Guide 7. Regulation S-K 1300 uses the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”)-based classification system for mineral resources and mineral reserves and accordingly, under Regulation S-K 1300, the SEC now recognizes estimates of “Measured Mineral Resources,” “Indicated Mineral Resources” and “Inferred Mineral Resources,” and require SEC-registered mining companies to disclose in their SEC filings specified information concerning their mineral resources, in addition to mineral reserves. In addition, the SEC has amended its definitions of “Proven Mineral Reserves” and “Probable Mineral Reserves” to be substantially similar to international standards. The SEC Mining Disclosure Rules more closely align SEC disclosure requirements and policies for mining properties with current industry and global regulatory practices and standards, including the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves, referred to as the “JORC Code.” While the SEC now recognizes “Measured Mineral Resources,” “Indicated Mineral Resources” and “Inferred Mineral Resources” under the SEC Mining Disclosure Rules, investors should not assume that any part or all of the mineral deposits in these categories will be converted into a higher category of mineral resources or into mineral reserves. Investors are also cautioned not to assume that any measured mineral resources, indicated mineral resources, or inferred mineral resources are guarantees of actual resource amounts or that such amounts will be economically or legally mineable.

The following terms, as defined in Regulation S-K 1300, apply within this prospectus:

Measured Mineral Resource (“Measured” or “Measured Mineral Resource”)	is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

Indicated Mineral Resource (“Indicated” or “Indicated Mineral Resource”)	is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

Inferred Mineral Resource (“Inferred” or “Inferred Mineral Resource”)	is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

Probable Mineral Reserve (“Probable” or “Probable Mineral Reserve”)	is the economically mineable part of an indicated and, in some cases, a measured mineral resource.

Proven Mineral Reserve (“Proven” or “Proven Mineral Reserve”)	is the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.

Incorporated by reference as Exhibit 96.1 to the registration statement of which this prospectus forms a part is a Preliminary Feasibility Study and Technical Report Study, dated August 7, 2025 (the “PFS”). The purpose of the PFS is to support the disclosure of mineral resource and reserve estimates for the Project (as defined below), which are further described in the Business and Properties item of the Company’s Annual Report on Form 10-K for the year ended June 30, 2025. The PFS was prepared in accordance with the SEC’s Mining Disclosure Rules and Regulation S-K Subpart 1300 and Item 601(b)(96) (technical report summary).

UNLESS OTHERWISE EXPRESSLY STATED, NOTHING CONTAINED IN THIS PROSPECTUS IS, NOR DOES IT PURPORT TO BE, A TECHNICAL REPORT SUMMARY PREPARED BY A QUALIFIED PERSON PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SUBPART 1300 OF SECURITIES EXCHANGE COMMISSION REGULATION S-K.

CAUTIONARY NOTE REGARDING EXPLORATION STAGE COMPANIES

We are an exploration stage company and do not currently have any known mineral reserves and cannot expect to have known mineral reserves unless and until an appropriate technical and economic study is completed for Fort Cady or any of our other properties that shows Proven or Probable Mineral Reserves as defined by Regulation S-K 1300. We currently do not have any Proven or Probable Mineral Reserves. There can be no assurance that Fort Cady or any of our other properties contains or will contain any such SEC-compliant Proven or Probable Mineral Reserves or that, even if such reserves are found, the quantities of any such reserves warrant continued operations or that we will be successful in economically recovering them.

CAUTIONARY NOTE REGARDING INDUSTRY AND MARKET DATA

This prospectus includes or incorporates by reference information concerning our industry and the markets in which we will operate that is based on information from various sources including public filings, internal company sources, various third-party sources and management estimates. Our management estimates regarding our position, share and industry size are derived from publicly available information and its internal research, and are based on a number of key assumptions made upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. While we believe the industry, market and competitive position data included or incorporated by reference in this prospectus is reliable and is based on reasonable assumptions, such data is necessarily subject to a high degree of uncertainty and risk and is subject to change due to a variety of factors, including those described in “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates included in this prospectus. We have not independently verified any data obtained from third-party sources and cannot assure you of the accuracy or completeness of such data.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference herein. Before investing in our Common Stock, you should carefully read this entire prospectus, including the information incorporated by reference herein, especially the matters discussed in the information set forth under the sections titled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto.

Company Overview

We are a development stage company focused on becoming a vertically integrated global leader and supplier of specialty boron and advanced boron derivative materials whose mission is to enable decarbonization, increase food security, and ensure domestic supply of critical materials. Our business strategy and objectives are to develop capabilities ranging from upstream extraction and product sales of boric acid, lithium carbonate and potentially other calcium co-products, to downstream boron advanced material processing and development. Our vision is to safely process boric acid and lithium carbonate through sustainable best practices. We hold 100% of the rights through ownership and lode claims filed with the United States Bureau of Land Management in the 5E Boron Americas (Fort Cady) Complex located in southern California (the “Project”), through our wholly owned subsidiary 5E Boron Americas LLC. Our Project is underpinned by a mineral resource that includes boron and lithium, with the boron being contained in a conventional boron mineral known as colemanite. In 2022, our facility was designated as Critical Infrastructure by the U.S. Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency. We believe the Project represents one of the most compelling domestic critical material projects in the United States as a strategically located operation that targets stable long-term demand, with a defined pathway to production and a low-cost, high margin and profitable financial profile.

We hold 100% of the ownership rights in the Project through our wholly owned subsidiary, 5E Boron Americas, LLC (f/k/a Fort Cady (California) Corporation). Through a multi-phased approach, we plan to develop the Project into a large-scale boron and lithium complex. The Project is based on a conventional colemanite deposit, which is a hydrated calcium borate mineral found in evaporite deposits, and we believe it is one of the largest known new conventional boron deposits globally. The deposit hosts a mineral resource and mineral reserve from which we intend to extract and process into boric acid, boron advanced materials, lithium carbonate, and other calcium co-products on a commercial scale. These materials are scarce in resource, currently subject to supply risk as a large portion of their consumption in the United States is sourced from foreign producers and are essential for supporting critical industries. When the Project is successfully developed, we believe that we can become an important supplier helping to provide supply security for these materials in the United States. The importance of the Project has been recognized by it being designated as Critical Infrastructure by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency. The Project is also expected to serve as an important supply source of boric acid that we intend to process and develop into boron specialty and advanced materials over time.

In November 2023, the U.S. Environmental Protection Agency provided authorization to begin in-situ mining operations pursuant to an Underground Injection Control permit and in January 2024, we began well-field injection with hydrochloric acid and water to begin extracting valuable minerals from the Project in the form of a Pregnant Leach Solution (“PLS”). The initial high-quality run-of-mine head grade of boric acid provided validation of our initial operational assumptions.

In April 2024, we commenced operation of our small-scale boron facility (the “SSF”), which has served as a foundation for the design, engineering, and cost optimization for our proposed large-scale complex, as well as serving as the source of product for our customer qualification and offtake contract efforts. The SSF is an essential step in the overall Project development plan and is serving as our initial extraction and processing facility. Shortly after we began to process the PLS at the SSF we produced our first batch of boric acid. During July 2024, we sent out our first samples of boric acid produced at the SSF to potential customers, and during April 2025, we were notified by a leading global specialty glass manufacturer that they had successfully produced specialty glass utilizing our boric acid. As of September 2025, we were aware of approximately 14 customers who had successfully qualified our boric acid through a combination of laboratory evaluation, field trials and truckload-scale shipments. We believe that the progress observed in our customer qualification efforts will facilitate discussions with stakeholders about funding options for Phase 1 of the commercial facility and securing commercial contracts for our future products.

Additionally, on January 8, 2026, we announced that our boric acid successfully passed all qualification parameters in a 20-ton commercial tank trial conducted by a major U.S.-headquartered LCD glass manufacturer, concluding a multi-stage qualification program that includes lab analysis, a supply chain trial, and a successful commercial tank trial. We believe this demonstrates our ability to deliver an on-spec product at commercial quantities, including logistics and handling performance, and represents an important milestone in our commercialization strategy.

Concurrently with the commissioning of wellfield and start-up of the SSF, during January 2024 we selected Fluor Corporation (“Fluor”) as our Engineering, Procurement and Construction Management Firm service provider to lead our FEL-2 engineering program. During August 2025, Fluor completed the FEL-2 engineering for our proposed commercial scale facility, which culminated in the issuance of a S-K 1300 compliant Preliminary Feasibility Study (the “PFS”). The PFS included a capital estimate of approximately $435 million to construct the proposed commercial-scale facility capable of producing 130,000 short tons of boric acid per annum, inclusive of $55 million for contingency and approximately $13 million of owner’s costs, and resulted in approximately 41% of the Project’s total resource being converted into approximately 5.3 million short tons of boric acid reserves, and a resultant 39.5 year mine life. We target commencing commercial production in the latter half of calendar year 2028 or early 2029.

We plan to continue to operate the SSF for the foreseeable future to provide additional boric acid to potential customers, advance the design of our commercial-scale wellfield design and operating methods, and refine the production process for our two proposed byproducts; calcium chloride and gypsum. As a result of our operations, we have developed a novel mining and production process via closed-loop in-situ leach (“ISL”) technology that is designed to minimize waste, reduce reagent consumption, lower water and energy use, and limit surface disturbance compared with conventional open-pit mining. These advantages are aligned with increasing demand from customers and end-markets for more sustainable mineral production. We have filed an omnibus application with the United States Patent and Trademark Office for this process and, if granted, believe it will create meaningful barriers to competitors seeking to replicate our ISL technology.

While our immediate focus is on our efforts to establish the proposed commercial-scale facility and our ability to commercially produce salable products, including boric acid, calcium chloride and gypsum, we remain dedicated to opportunistically developing downstream boron advanced materials processing capabilities to extract greater value out of the boron supply chain.

Preliminary Financial Information as of December 31, 2025

While we have not completed our quarter-end financial close process, we expect to report that we had approximately $0.6 million of cash and cash equivalents as of December 31, 2025. This amount is preliminary, has not been audited and is subject to change upon completion of our financial statement closing procedures, and any changes could be material. Additional information and disclosures would be required for a more complete understanding of our financial position as of December 31, 2025, which are not available as of the date of this prospectus supplement.

The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, management of the Company. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled or applied agreed-upon procedures with respect to the preliminary financial data set forth above. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. We expect to complete our unaudited financial statements as of and for the quarter ended December 31, 2025 subsequent to the completion of this offering. Accordingly, undue reliance should not be placed on this preliminary estimate.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. In particular, you should consider the risk factors described in the section entitled “Risk Factors” beginning on page 12. Such risks include, but are not limited to, the following:

•	There is substantial doubt regarding our ability to continue as a going concern.

•	We will need to obtain additional financing to continue as a going concern and advance our development and operations.

•	We have incurred significant net operating losses since our inception and anticipate the same for the foreseeable future.

•	Our future performance is difficult to evaluate because we have no or only a limited operating history.

•	Our inability to continue operating the SSF or complete further technical and economic studies may impact the Project.

•	We have invested and plan to continue to invest significant amounts of capital in the Project.

•	We have a limited history of mineral production and we may not be able to successfully achieve our business strategies.

•	We may be unable to develop or acquire certain intellectual property required to implement our business strategy.

•	Third parties may claim that we infringe on their proprietary intellectual property rights.

•	All of our business activities are now in the development stage, but may not result in commercial development.

•	The mining industry is historically a cyclical industry and market fluctuations could adversely affect our business.

•	Industry consolidation may result in increased competition.

•	We are subject to significant environmental and government regulations and compliance costs are significant.

•	We are required to obtain, maintain, and renew governmental permits which is often costly and time-consuming.

•	Litigation or arbitration proceedings may be commenced against us and adverse rulings may adversely affect our business.

•	We are vulnerable to the risks associated with operating in a single geographic region.

•	The operation or development of our facilities could be adversely affected by other parties.

•	Our largest stockholders control a significant percentage of our voting power and may be able to exert significant control over the direction of our business.

•	Exercise of our outstanding warrants will dilute the ownership interest of our existing stockholders or may otherwise depress the price of our Common Stock.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. Some of these exemptions include:

•

we are required to report only two years of audited financial statements and only two years of related selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•

we are permitted to take advantage of extended transition periods for complying with new or revised accounting standards which allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies;

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” and

•

we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We will remain an emerging growth company until the earlier of (1) June 30, 2027, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (3) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the prior December 31st, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We have chosen to take advantage of some but not all of these available exemptions. We have elected to adopt the reduced requirements with respect to our financial statements and the related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure incorporated by reference in this prospectus. As a result, the information that we provide to stockholders may be different than the information you may receive from other public companies in which you hold equity.

We are also a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

American Pacific Borates Limited, our former parent company (“ABR”), was incorporated in October 2016 under the laws of Western Australia for the purpose of acquiring the rights in the Project from Atlas Precious Metals, Inc. The acquisition of Fort Cady (California) Corporation was completed in May 2017 and ABR’s ordinary shares were subsequently admitted for official quotation on the Australian Securities Exchange (the “ASX”) in July 2017. We were incorporated in the State of Delaware on September 23, 2021 as a wholly owned subsidiary of ABR.

Pursuant to a statutory Scheme of Arrangement under Part 5.1 of the Australian Corporations Act, 2001 (Cth), we listed our Common Stock on Nasdaq and de-listed ABR from the ASX in March 2022. In connection with a series of out-of-court restructuring transactions consummated in January 2024, we issued shares of our Common Stock and CDIs, each representing an interest in one-tenth of a share of our Common Stock, to ABR’s shareholders, and ABR became our wholly owned subsidiary.

Our principal executive offices are located at 9329 Mariposa Road, Ste 210, Hesperia, CA 92344 and our telephone number is (442) 221-0225. Our website address is http://www.5eadvancedmaterials.com. The information contained on, or that can be accessed through, our website is not incorporated by referenced into this prospectus and does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Common Stock offered by us	8,720,930 shares of Common Stock, assuming a public offering price of $3.44, the last reported sale price of our Common Stock on Nasdaq on January 26, 2026.

Common Stock to be outstanding immediately after this offering	32,232,813 shares (assuming the sale of 8,720,930 shares of common stock offered pursuant to this prospectus).

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $27.4 million (assuming the sale of the maximum number of shares of common stock offered pursuant to this prospectus, based on the assumed public offering price of $3.44 per share, the last reported sale price of our Common Stock on Nasdaq on January 26, 2026, and after deducting the estimated placement agent fees and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities, for the operation of our small-scale boron facility (“SSF”), wellfield development and finalization of commercial mine plan, FEED engineering, and general corporate purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page 11 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities being offered by this prospectus.

Reasonable Best Efforts

We have agreed to offer and sell the securities offered hereby directly to the purchasers. We have retained the placement agent to act as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby.

The information contained is this prospectus assumes the sale of the full amount of securities set forth on the cover page of this prospectus. However, because this offering is being conducted on a reasonable best efforts basis with no minimum number of securities or amount of proceeds as a condition to closing, the actual offering amount, placement agent fees, net proceeds, dilution and certain other matters are not presently determinable and may be substantially different than the amounts set forth herein.

See “Plan of Distribution” for additional information.

Trading Symbol	Our Common Stock is listed and traded on Nasdaq under the symbol “FEAM.” Our CDIs are listed on the ASX under the symbol “5EA” with ten CDIs representing an interest in one share of our Common Stock.

The number of our Common Stock to be outstanding immediately after this offering is based on an aggregate of 23,511,883 shares of our Common Stock outstanding as of September 30, 2025, after giving effect to the issuance of 1,067,296 shares upon the exercise of outstanding warrants on December 4, 2025, and excludes:

•	646,487 options outstanding as of September 30, 2025, with a weighted-average exercise price of $18.31 per share;

•	53,914 restricted share and performance share awards (“Awards”) outstanding as of September 30, 2025;

•	6,096,462 shares of Common Stock issuable upon exercise of warrants outstanding as of September 30, 2025, at a weighted-average exercise price of $4.68 per share; and

•

up to 2,816,346 shares of Common Stock issuable upon exercise of warrants issued after September 30, 2025, at an exercise price of $3.5507, which remain unvested and unexercisable as of the date of this prospectus.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to the following:

•	the sale of the maximum number of shares of Common Stock offered pursuant to this prospectus;

•	an assumed public offering price of $3.44 per share, the last reported sale price of our Common Stock on Nasdaq on January 26, 2026;

•	no exercise of outstanding options or settlement of outstanding Awards mentioned above; and

•	no exercise of the outstanding warrants mentioned above.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, as well as the risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2025, which is incorporated by reference herein, and all of the other information in this prospectus and the documents incorporated by reference herein before deciding whether to purchase shares of our Common Stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our Common Stock could decline, and you could lose part or all of your investment.

Risks Related to this Offering

There is substantial doubt regarding our ability to continue as a going concern. Following this offering, we will still need to raise substantial additional funding, which may not be available on acceptable terms, if at all, to be able to continue as a going concern and advance our Project.

There is substantial doubt regarding our ability to continue as a going concern. Our existence in our current form is dependent upon our ability to obtain additional capital. Our cash and cash equivalents following this offering will not be sufficient to fund our long-term operations. Raising funds in the current economic environment is challenging and financing may not be available in sufficient amounts or on acceptable terms, if at all. The issuance of additional securities, whether equity or debt, or the possibility of such issuance, may cause the market price of our Common Stock to decline. The sale of additional equity or debt securities may dilute the ownership of existing stockholders.

Following this offering, we will need to obtain additional financing to continue as a going concern and to continue our ongoing development and proposed operations.

Following this offering, we will still require significant additional funds in the future through equity or debt financings, government funding or grants, private capital, royalty agreements or customer prepayments, or other strategic alliances with third parties, either alone or in combination to fund our business plan and to complete our mining exploration initiative. Our business plan, which includes the development of the Project, has required and will continue to require substantial capital expenditures. We will require financing to fund our engineering phases, development, construction, and initial commercial production activities and are required to raise additional capital in respect of continuing our proposed mining exploration program, pre-production activities, including the SSF, legal, operational set-up, general and administrative, marketing, employee salaries and other related expenses. For example, in September 2024, we received and have previously announced a non-binding letter of intent from the Export-Import Bank of the United States (“EXIM”) for a loan-backed guarantee on project debt financing of up to $285 million for our proposed commercial scale facility. We have had continued engagement with representatives from EXIM and submitted a formal application during November of 2025 for a $10.0 million funding package. However, we cannot make any assurances that the loan package will be finalized on a timely basis, on the currently proposed terms, or at all.

If we are unable to raise adequate funds, we may have to delay, reduce the scope of or eliminate some or all of our business plan expenditures, and the failure to procure such required financing could have a material and adverse effect on our business, liquidity, financial condition and results of operations as well as our ability to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The inclusion of the going concern explanatory paragraph by our auditors, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our business, share price, and our ability to raise new capital or to enter into critical contractual relations with third parties due to concerns about our ability to meet our contractual obligations.

Obtaining additional funding will be subject to various additional factors, including investor acceptance of our business plan, the status of our development program and ongoing results from our exploration and development efforts. If we are not able to secure adequate additional funding when needed, we will need to re-evaluate our operating plan and may be forced to make significant reductions in spending, extend payment terms with suppliers, liquidate assets where possible, limit, suspend or curtail planned development programs and cease operations entirely. Having insufficient funds may also require us to relinquish rights to assets and technology that we would otherwise prefer to develop ourselves, or on less favorable terms than we would otherwise choose. The foregoing actions and circumstances could materially adversely impact our business, liquidity, results of operations and future prospects.

Any such required financing may not be available in amounts or on terms acceptable to us or at all, and the failure to procure such required financing could have a material and adverse effect on our business, financial condition and results of operations, or threaten our ability to continue as a going concern. In addition, if we are unsuccessful in raising the required funds, we may need to modify our operational plans to continue as a going concern, and we may have to delay, reduce the scope of or eliminate some or all of our planned development activities or proposed exploration programs at the Project and elsewhere. In the event additional capital resources are unavailable, we may also be forced to sell some or all of our properties in an untimely fashion or on less than favorable terms. Any of these factors could harm our operating results.

Until successful commercial production is achieved from the Project, allowing for the generation of sufficient revenue to fund our continuing operations, we will continue to incur operating and investing net cash outflows associated with, among other things, developing the Project, maintaining our properties and undertaking ongoing exploration and optimization activities. As a result, we rely on access to capital markets as a source of funding for our capital and operating requirements. We require additional capital to fund our ongoing operations, define mineralization and bring the Project into production, which will require funds for construction and working capital. We cannot assure you that such additional funding will be available to us on satisfactory terms, or at all, or that we will be successful in commencing and maintaining commercial borates or lithium extraction, production of boron advanced materials, or that our sales projections for these and other products will be realized.

Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our Common Stock could be reduced. Any additional equity financing will dilute stockholdings, and new or additional debt financing, if available, may involve restrictions on financing and operating activities. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of shareholders until the debt is paid. Interest on such debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our Common Stock and, the market price of our Common Stock could be negatively impacted. Any sale of securities will also need to comply with the applicable rules of the stock exchanges on which our securities are listed or quoted for trading. Further, strategic collaboration or royalty agreements may provide us with non-dilutive or minimally dilutive financing but adversely impact our future results of operations or capital resources. Following this offering, there is no guarantee that we will be able to secure any additional funding or be able to secure funding which will provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position.

This offering is being conducted on a reasonable best efforts basis, with no minimum amount of securities required to be sold, and we may sell fewer than all of the securities offered hereby.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to complete this offering. As there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this prospectus. We may sell fewer than all of the securities offered hereby, which would significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell all of the securities offered in this offering. The success of this offering will impact our ability to use the proceeds to execute our business plans, including as described under “Use of Proceeds.” We may have insufficient capital to implement our business plans, potentially resulting in greater operating losses or dilution unless we are able to raise capital from alternative sources.

We have broad discretion in the use of our cash, cash equivalents and marketable securities, including the net proceeds from this offering, and may use them ineffectively, in ways with which you do not agree or in ways that do not increase the value of your investment.

Our management will have broad discretion in the application of our cash, cash equivalents and marketable securities, including the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could result in additional operating losses that could have a negative impact on our business, cause the price of our Common Stock to decline and delay the development of our Project. Pending their use, we may invest our cash, cash equivalents and marketable securities, including the net proceeds from this offering, in a manner that does not produce income or that loses value. See the section titled “Use of Proceeds” for additional information.

If you purchase our securities in this offering, you will suffer immediate dilution of your investment.

The public offering price of our Common Stock will be substantially higher than the as adjusted net tangible book value per share as of September 30, 2025. Therefore, if you purchase our Common Stock in this offering, you will pay a price per share of Common Stock that substantially exceeds our as adjusted net tangible book value per share immediately after this offering. Based on the assumed public offering price of $3.44 per share, the last reported sale price of our Common Stock on Nasdaq on January 26, 2026, and after deducting the estimated placement agent fees and estimated offering expenses payable by us, you will experience immediate dilution of $0.69 per share, representing the difference between our as adjusted net tangible book value per share after this offering and the assumed public offering price per share. After this offering, we will also have outstanding options and warrants to purchase shares of our Common Stock. To the extent these outstanding options or warrants are exercised, there will be further dilution to investors in this offering. See the section titled “Dilution” for additional information.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional equity securities at prices that may not be the same as the price per share of Common Stock in this offering. We may sell shares of Common Stock or other equity securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing Common Stock or other securities in the future could have rights superior to existing shareholders. The price per share of Common Stock at which we sell additional shares of Common Stock, or convertible securities or other equity securities, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Future sales of our Common Stock in the public market could cause the market price of our Common Stock to decline.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock.

As of January 26, 2026, we had outstanding a total of 23,511,883 shares of Common Stock (without giving effect to any of the share issuances that occurred after January 26, 2026). All of our outstanding shares as of such date were eligible for sale in the public market, other than shares and options held by directors, executive officers, and other affiliates that are subject to volume limitations under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, and various vesting agreements.

Future sales also could cause the trading price of our Common Stock to decline and make it more difficult for investors to sell shares of our Common Stock.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $27.4 million (assuming the issuance and sale of the maximum number of shares of common stock offered pursuant to this prospectus), based on the assumed public offering price of $3.44 per share, the last reported sale price of our Common Stock on Nasdaq on January 26, 2026, and after deducting the estimated placement agent fees and estimated offering expenses payable by us. However, because this offering is being conducted on a reasonable best efforts basis with no minimum number of securities or amount of proceeds as a condition to closing, the actual net proceeds that we receive is not presently determinable and may be substantially less.

Each $1.00 increase or decrease in the assumed public offering price of $3.44 per share, the last reported sale price of our Common Stock on Nasdaq on January 26, 2026, would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $8.1 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agent fees and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares of Common Stock offered and sold by us would increase or decrease, as applicable, the net proceeds to us from this offering, after deducting the estimated placement agent fees and estimated offering expenses payable by us, by approximately $3.2 million, assuming the assumed public offering price stays the same. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

We currently intend to use the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities, for the operation of our SSF, wellfield development and finalization of commercial mine plan, FEED engineering, and general corporate purposes.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of those net proceeds. The timing and amount of our actual expenditures will be based on many factors, including the anticipated growth of our business. Pending the uses described above, we plan to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit and direct or guaranteed obligations of the United States.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

DILUTION

If you invest in our Common Stock in this offering, your ownership interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our Common Stock immediately after this offering.

As of September 30, 2025, our historical net tangible book value was $59.2 million, or $2.64 per share of our Common Stock, based on 22,444,587 shares of Common Stock issued and outstanding as of such date. Our historical net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding at September 30, 2025. After giving effect to the issuance of 1,067,296 shares upon the exercise of outstanding warrants on December 4, 2025 and the net proceeds received thereof, our as adjusted net tangible book value as of September 30, 2025 was $61.2 million, or $2.60 per share.

After giving effect to the sale and issuance of 8,720,930 shares of our Common Stock in this offering at an assumed public offering price of $3.44 per share, the last reported sale price of our Common Stock on Nasdaq on January 26, 2026, and after deducting the estimated placement agent fees and estimated offering expenses payable by us, our as further adjusted net tangible book value as of September 30, 2025 would have been approximately $88.7 million, or approximately $2.75 per share. This amount represents an immediate increase in as adjusted net tangible book value of approximately $0.15 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $0.69 per share to new investors purchasing shares of Common Stock in this offering.

Dilution per share to new investors is determined by subtracting as further adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this dilution (assuming the issuance and sale of the maximum number of shares of common stock offered pursuant to this):

Assumed public offering price per share	$3.44
As adjusted net tangible book value per share as of September 30, 2025	$2.60
Increase in as adjusted net tangible book value per share attributable to new investors participating in this offering	$0.15
As further adjusted net tangible book value per share after this offering	$2.75
Dilution per share to new investors participating in this offering	$0.69

Each $1.00 increase or decrease in the assumed public offering price of $3.44 per share, the last reported sale price of our Common Stock on Nasdaq on January 26, 2026, would increase or decrease, as applicable, the as further adjusted net tangible book value per share after this offering by approximately $0.18 per share, and dilution in as further adjusted net tangible book value per share to new investors by approximately $0.82 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agent fees and the estimated offering expenses payable by us. Each increase of 1.0 million shares in the number of shares of Common Stock offered and sold by us would increase our as further adjusted net tangible book value per share after this offering by approximately $0.01 per share and decrease the dilution to investors participating in this offering by approximately $0.01 per share, assuming that the assumed public offering price of $3.44 per share remains the same, and after deducting the estimated placement agent fees and the estimated offering expenses payable by us. Each decrease of 1.0 million shares in the number of shares of Common Stock offered and sold by us would decrease our as further adjusted net tangible book value per share after this offering by approximately $0.01 per share and increase the dilution to investors participating in this offering by approximately $0.01 per share, assuming that the assumed public offering price of $3.44 per share remains the same, and after deducting the estimated placement agent fees and the estimated offering expenses payable by us.

The dilution information above is for illustration purposes only. Our as adjusted net tangible book value following the closing of this offering will depend on the actual public offering price and other terms of this offering determined at pricing.

The foregoing table and calculations are based on an aggregate of 23,511,883 shares of our Common Stock outstanding as of September 30, 2025, after giving effect to the issuance of 1,067,296 shares upon the exercise of outstanding warrants on December 4, 2025, and excludes:

•	646,487 options outstanding as of September 30, 2025, with a weighted-average exercise price of $18.31 per share;

•	53,914 Awards outstanding as of September 30, 2025; and;

•	6,096,462 shares of Common Stock issuable upon exercise of warrants outstanding as of September 30, 2025, at a weighted-average exercise price of $4.68 per share.

•

up to 2,816,346 shares of Common Stock issuable upon exercise of warrants issued after September 30, 2025, at an exercise price of $3.5507, which remain unvested and unexercisable as of the date of this prospectus.

To the extent any outstanding options are exercised, new options or other equity awards are issued under our equity incentive plans, or we issue additional equity or convertible securities in the future, there will be further dilution to new investors participating in this offering.

DESCRIPTION OF CAPITAL STOCK

Description of Capital Stock

The following description of our capital stock is a summary. The following description of our securities is not complete and may not contain all the information you should consider before investing in our securities. This description is summarized from, and qualified in its entirety by reference to, the complete text of our Amended and Restated Certificate of Incorporation and Bylaws are each included as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference herein.

Our authorized capital stock is 380,000,000 shares divided into 360,000,000 shares of Common Stock, par value of $0.01 per share, and 20,000,000 shares of preferred stock, par value of $0.01 per share.

Common Stock

Except as otherwise required by law, as provided in our Amended and Restated Certificate of Incorporation or as provided in the resolution or resolutions, if any, adopted by our Board with respect to any series of the preferred stock, the holders of our Common Stock will exclusively possess all voting power. Each holder of shares of Common Stock will be entitled to one vote for each share held by such holder. Our Amended and Restated Certificate of Incorporation and Bylaws provide that holders of one-third (1/3) in voting power of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at all meetings of stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, our Bylaws or our Amended and Restated Certificate of Incorporation, and except for any action to amend, alter or repeal our Bylaws, which shall require the affirmative vote of at least 66 2/3% of the voting power of the shares of then-outstanding voting stock entitled to vote generally in the election of directors, voting together as a single class. Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of our Common Stock will have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board from time to time out of assets or funds legally available therefor and will have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

CDIs

CDIs confer the beneficial ownership of our Common Stock on each CDI holder, with the legal title to such securities held by an Australian depositary entity, CHESS Depositary Nominees Pty Ltd. (the “Depositary Nominee”). The Depositary Nominee will be the registered holder of those shares of our Common Stock held for the benefit of holders of CDIs. The Depositary Nominee does not charge a fee for providing this service. Ten CDIs will represent an interest in one share of our Common Stock. Holders of CDIs will not hold the legal title to the underlying shares of our Common Stock to which the CDIs relate, as the legal title will be held by the Depositary Nominee. Each holder of CDIs will, however, have a beneficial interest in the underlying shares in our Common Stock. Each holder of CDIs that elects to vote at a stockholders meeting will be entitled to one vote for every 10 CDIs held by such holder. In order to vote at a stockholder meeting, a CDI holder may:

•

instruct the Depositary Nominee, as legal owner of the shares of Common Stock, to vote the Common Stock represented by their CDIs to vote the shares of our Common Stock represented by their CDIs in a particular manner. A voting instruction form will be sent to holders of CDIs and must be completed and returned to the share registry for the CDIs prior to a record date fixed for the relevant meeting (the “Voting Instruction Receipt Time”), which is notified to CDI holders in the voting instructions included in a notice of meeting;

•

inform us that they wish to appoint themselves or a third party as the Depositary Nominee’s proxy with respect to our shares of Common Stock underlying the holder’s CDIs for the purposes of attending and voting at the meeting. The instruction form must be completed and returned to the share registry for the CDI prior to the CDI Voting Instruction Receipt Time; or

•

convert their CDIs into shares of our Common Stock and vote those shares at the meeting. The conversion must be undertaken prior to a record date fixed by the Board for determining the entitlement of members to attend and vote at the meeting. If the holder later wishes to sell their investment on the ASX, it would first be necessary to convert those shares of Common Stock back to CDIs. Further details on the conversion process are set out below.

Voting instruction forms and details of these alternatives are included in each notice of meeting sent to CDI holders by the Company.

Conversion of CDIs to Shares of Common Stock

CDI holders may at any time convert their CDIs to a holding of shares of Common Stock by instructing the share registry for the CDIs, either:

•

Directly in the case of CDIs held on the issuer sponsored sub-register operated by the Company (holders of CDIs will be provided with a CDI issuance request form to return to the share registry for the CDIs); or

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Through their “sponsoring participant” (usually their broker) in the case of CDIs which are held on the CHESS sub-register (in this case, the sponsoring broker will arrange for completion of the relevant form and its return to the share registry for the CDIs).

In both cases, once the share registry for the CDIs has been notified, it will arrange the transfer of the relevant number of shares of Common Stock from the Depositary Nominee into the name of the CDI holder in book entry form or, if requested, deliver the relevant shares of Common Stock to their DTC participant in the United States Central Securities Depositary. The share registry for the CDIs will not charge a fee for the conversion (although a fee may be payable by market participants). Holding shares of Common Stock will, however, prevent a person from selling their shares of Common Stock on the ASX, as only CDIs can be traded on that market.

Conversion of Shares of Common Stock to CDIs

Shares of Common Stock may be converted into CDIs and traded on the ASX. Holders of shares of Common Stock may at any time convert those shares to CDIs by contacting the Company’s transfer agent. The underlying shares of Common Stock will be transferred to the Depositary Nominee, and CDIs (and a holding statement for the corresponding CDIs) will be issued to the relevant security holder. No trading in the CDIs may take place on the ASX until this conversion.

The Company’s transfer agent will not charge a fee to a holder of shares of Common Stock seeking to convert their shares of Common Stock to CDIs, although a fee may be payable by market participants.

In either case, it is expected that each of the above processes will be completed within 24 hours, provided that the Company’s transfer agent is in receipt of a duly completed and valid request form. No guarantee can, however, be given about the time required for this conversion to take place.

Dividends and Other Shareholder Entitlements

Holders of CDIs are entitled to receive all the direct economic benefits and other entitlements in relation to the underlying shares of Common Stock that are held by the Depositary Nominee, including dividends and other entitlements that attach to the underlying shares of Common Stock.

It is possible that marginal differences may exist between the resulting entitlement of a holder of CDIs and the entitlements that would have accrued if a holder of CDIs held their holding directly as shares of Common Stock. As the ratio of CDIs to Common Stock is not one-to-one, and any entitlement will be determined on the basis of shares of Common Stock rather than CDIs, a holder of CDIs may not always benefit to the same extent (e.g. from the rounding up of fractional entitlements). We will, however, be required by the ASX Settlement Rules to minimize any such differences where legally permissible. If a cash dividend or any other cash distribution is declared in a currency other than Australian dollars, we currently intend to convert that dividend or other cash distribution to which a holder of CDIs is entitled to Australian dollars and distribute it to the relevant holder of CDIs in accordance with their entitlement.

Due to the need to convert dividends from United States dollars to Australian dollars in the above mentioned circumstances, holders of CDIs may potentially be advantaged or disadvantaged by exchange rate fluctuations, depending on whether the Australian dollar weakens or strengthens against the United States dollar during the period between the resolution to pay a dividend and conversion into Australian dollars.

Takeovers

If a takeover bid is made in respect of any of our Common Stock of which the Depositary Nominee is the registered holder, the Depositary Nominee is prohibited from accepting the offer made under the takeover bid except to the extent that acceptance is authorized by the CDI holders in respect of the shares of Common Stock represented by their holding of CDIs.

The Depositary Nominee must accept a takeover offer in respect of shares of Common Stock represented by a holding of CDIs if the relevant holder of CDIs instructs it to do so and must notify the entity making the takeover bid of the acceptance.

Preferred Stock

Our Board is authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are stated in the resolution or resolutions providing for the issuance of such series adopted by the Board. The authority of the Board with respect to each series of preferred stock includes determination of the following:

•	the designation of the series;

•	the number of shares of the series;

•

the dividend rate or rates on the shares of that series, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

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whether the series will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board determines;

•

whether or not the shares of that series will be redeemable, in whole or in part, at the option of the Company or the holder thereof and, if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

•

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series;

•	the restrictions, if any, on the issue or reissue of any additional preferred stock; and

•	any other relative rights, preferences and limitations of that series.

Investor Designation Rights

Pursuant to the terms of an investor and registration rights agreement to which we are a party, each of BEP Special Situations IV LLC and Ascend Global Investment Fund SPC for and on behalf of Strategic SP has the right to designate two individuals to our Board, and we are required to appoint or nominate such persons to our Board. Such party’s respective designation right will continue for so long as each such party beneficially owns 25% of our Common Stock, and one director to serve on the Company’s Board for so long as each such party beneficially owns 10% of our Common Stock, in each case including any shares of Common Stock previously issued or issuable to such party in connection with its exercise of the warrants issued to such party on March 13, 2025, and otherwise without regard to any of the limitations on exercise of such warrants. The size of our Board was also reduced to four directors pursuant to the terms of this agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.

Trading Symbols and Market

Our Common Stock is listed and traded on Nasdaq under the symbol “FEAM.” Our CDIs are listed on the ASX under the symbol “5EA” with ten CDIs representing an interest in one share of our Common Stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Common Stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Common Stock.

This discussion is limited to Non-U.S. Holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax provisions of the Code. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Common Stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Common Stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying cash dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions of cash or property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described in the subsection titled “—Sale or Other Taxable Disposition” below.

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds the stock through a financial institution or other agent, the Non-U.S. Holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below of backup withholding and withholding under FATCA (as defined below), a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides for different treatment) on gain realized upon the sale or other taxable disposition of our Common Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe that we currently are and will continue to be a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets. If we are or become a USRPHC, gain arising from the sale or other taxable disposition of our Common Stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers (including applicable withholding agents) generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. There can be no assurance that final Treasury Regulations would provide an exemption from FATCA withholding for gross proceeds.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Common Stock.

PLAN OF DISTRIBUTION

We are offering on a reasonable best efforts basis up to 8,720,930 shares, based on an assumed public offering price of $3.44 per share for gross proceeds of up to approximately $30.0 million before deduction of placement agent fees and offering expenses. There is no minimum amount of proceeds that is a condition to closing of this offering. The actual amount of gross proceeds, if any, in this offering could vary substantially from the gross proceeds from the sale of the maximum amount of securities being offered in this prospectus.

Pursuant to a placement agency agreement, dated as of   , we have engaged the placement agent to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The placement agent is not purchasing or selling any shares of common stock, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of shares of common stock, other than to use its “reasonable best efforts” to arrange for the sale of the shares of common stock by us. Therefore, we may not sell the entire amount of shares of common stock being offered. Investors purchasing shares of common stock offered hereby will have the option to execute a securities purchase agreement with us. In addition to the rights and remedies available to all investors in this offering under federal and state securities laws, the investors who enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our shares of common stock in this offering. The placement agency agreement provides that the placement agent’s obligations are subject to conditions contained in the placement agency agreement.

The shares of common stock will be offered at a fixed price and are expected to be issued in a single closing. There is no minimum number of shares of common stock to be sold or minimum aggregate offering proceeds for this offering to close. We expect this offering to be completed not later than one trading day following the commencement of this offering (or the second trading day, if the registration statement of which this prospectus forms a part is declared effective after 4:00 pm Eastern Time), and we will deliver all securities issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon our receipt of investor funds. Accordingly, neither we nor the placement agent has made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of securities offered hereunder.

We will deliver the shares of common stock being issued to the investors upon receipt of investor funds for the purchase of the shares of common stock offered pursuant to this prospectus. We expect to deliver the shares of common stock being offered pursuant to this prospectus on or about      , 2026.

Placement Agent Fees and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to seven percent (7%) of the aggregate gross cash proceeds to us from the sale of the shares of common stock in the offering. In addition, we will reimburse the placement agent for certain of its out-of-pocket expenses incurred in connection with this offering, including the placement agent’s legal fees, and actual travel and reasonable out-of-pocket expenses if this offering is completed, in an amount not to exceed $120,000.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us, assuming the sale of all shares of common stock in this offering.

	Per Share of Common Stock	Total
Public offering price
Placement agent fees
Proceeds to us, before expenses

We estimate that the total expenses of the offering, including registration and filing fees, printing fees and legal and accounting expenses, but excluding the placement agent fees, will be approximately $475,000, all of which are payable by us. This figure includes, among other things, the placement agent’s expenses (including the legal fees, costs and expenses for the placement agent’s legal counsel) that we have agreed to reimburse.

Lock-Up Agreements

Our directors, officers and certain stockholders will enter into lock-up agreements in connection with this offering. Under these agreements, these individuals will agree, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, our Common Stock during a period ending ninety (90) days following the closing of this offering without the prior written consent of the placement agent. Specifically, these individuals have agreed, in part, not to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any shares of our Common Stock or securities convertible, exchangeable or exercisable into shares of our Common Stock beneficially owned by them. Notwithstanding these limitations, these shares of Common Stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

In addition, we have agreed that we will not conduct any issuances of our shares of Common Stock for a period of ninety (90) days following closing of this offering, other than issuances of (a) shares of Common Stock or options to our employees, officers or directors pursuant to an equity incentive plan, (b) upon the exercise, exchange or conversion of any securities outstanding as of the date of this prospectus, and (c) pursuant to acquisitions or strategic transactions.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The actual public offering price of the shares of common stock we are offering were negotiated among us, the placement agent and the investors in the offering based on the trading of our Common Stock prior to the offering, among other things. Other factors considered in determining the public offering price of the shares of common stock we are offering include our history and prospects, the market price of our Common Stock on Nasdaq, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent or an affiliate. Other than this prospectus, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The placement agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Selling Restrictions

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Latham & Watkins LLP. The placement agent is being represented by Ellenoff Grossman & Schole LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and periodic and current reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding companies that file electronically with it. Our periodic and current reports, proxy statements and other information are available at www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http:// www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.5eadvancedmaterials.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended June 30, 2025, filed with the SEC on September 29, 2025;

•	our Definitive Proxy Statement on Schedule 14 filed with the SEC on October 27, 2025;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 13, 2025;

•

our Current Reports on Form 8-K filed with the SEC on August  7, 2025 (Item 8.01 only), August  19, 2025, August  25, 2025, October  3, 2025, November 19, 2025 (Item 8.01 only), December 8, 2025, December 8, 2025 and January 12, 2026; and

•

the description of our Common Stock contained in the registration statement on Form 10-12B, initially filed with the SEC on February 10, 2022, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to 5E Advanced Materials, Inc., Attn: Investor Relations, 9329 Mariposa Road, Ste 210, Hesperia, CA 92344.

You also may access these filings on our website at www.5eadvancedmaterials.com. Information contained on or accessible through our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

8,720,930 Shares of Common Stock

Prospectus

Konik Capital Partners

a division of T.R. Winston & Co.

   , 2026

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than placement agent fees.

Amount
Securities and Exchange Commission registration fee	$4,143
FINRA filing fee	5,000
Accountants’ fees and expenses	100,000
Legal fees and expenses	320,000
Transfer Agent’s fees and expenses	5,500
Printing and engraving expenses	30,000
Miscellaneous	8,976

Total expenses	$470,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Certificate of Incorporation provides that we will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

We have also entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director, officer, employee or agent or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all direct and indirect costs, fees and expenses of any type or nature whatsoever, including all other disbursements, obligations or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be witness in, settlement or appeal of, or otherwise participating in any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. The indemnification agreements also require us to advance, to the extent not prohibited by law, all direct and indirect costs, fees and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

The foregoing is only a general summary of certain aspects of Delaware law, our Certificate of Incorporation and Bylaws, and the indemnification agreement and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL, our Certificate of Incorporation and Bylaws, and such indemnification agreements.

Any underwriting agreement or distribution agreement that we enter into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify us, some or all of our directors and officers and controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)	December 2023 Restructuring and Recapitalization Transactions.

On January 18, 2024, the Company issued (i) 5,365,854 shares of Common Stock to Ascend at a price of $1.025 per share, which shares included the placement fee paid to Ascend in shares of Common Stock and (ii) 5,365,854 shares of Common Stock to 5ECAP, LLC (“5ECAP”) at a price of $1.025 per share, which shares include the placement fee paid to 5ECAP in shares of Common Stock. On January 29, 2024, the Company issued 8,317,074 shares of Common Stock to 5ECAP at a price of $1.025 per share. The offer and issuance of the shares of Common Stock in the transactions were conducted in reliance on Section 4(a)(2) of the Securities Act. The shares and per share data provided in this summary does not give effect to a 1-for-23 reverse stock split the Company effected in February 2025.

(b)	August 2024 Warrant Private Placement.

On August 26, 2024, the Company entered into a securities purchase agreement (the “August 2024 Purchase Agreement”) with the unaffiliated third-party purchaser named therein (the “Purchaser”), providing for the issuance and sale by the Company of an aggregate of: (i) 5,333,333 shares (the “Shares”) of Common Stock, (ii) Series A warrants to purchase up to an aggregate of up to 5,333,333 shares of Common Stock (the “Series A Warrants”) and (iii) Series B warrants to purchase an aggregate of 5,333,333 shares of Common Stock (the

“Series B Warrants” and, collectively with the Series A Warrants, the “Warrants”). The Shares and Warrants were offered and sold on a combined basis for consideration equating to $0.75 for one Share and two Warrants. The exercise price for each of the Warrants is $0.7981 per share.

The Shares were offered pursuant to an effective shelf registration statement on Form S-3 (File No. 333-276162) and a related prospectus supplement filed with the Securities and Exchange Commission. The Warrants were sold in a concurrent private placement, exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

Based in part upon the representations of the Purchaser in the August 2024 Purchase Agreement, the offering and sale of the Warrants were exempt from registration under Section 4(a)(2) of the Securities Act. The sales of the Warrants, and the shares of Common Stock issuable upon exercise thereof, by the Company in the private placement were not registered under the Securities Act or any state securities laws. The shares and per share data provided in this summary does not give effect to a 1-for-23 reverse stock split the Company effected in February 2025.

(c)	Issuances of Convertible Notes and 2025 Restructuring and Recapitalization Transactions.

On May 28, 2024, August 25, 2024, and January 14, 2025, the Company sold an aggregate of $3.0 million, $3.0 million and $5.0 million of its senior secured convertible notes to Bluescape, Meridian and Ascend, respectively. The offer and issuance of the notes and shares issuable upon conversion of the notes were conducted in reliance on Section 4(a)(2) of the Securities Act.

On March 5, 2025 (the “Exchange Effective Date”), the parties consummated the transactions contemplated by the Exchange Agreement, resulting in the termination of the Amended and Restated Note Purchase Agreement, dated as of January 18, 2024 (as amended, the “Note Purchase Agreement”), between the Company, Bluescape, Meridian and Ascend, and the extinguishment of all indebtedness owed by the Company under the Note Purchase Agreement. As consideration for the termination of the Note Purchase Agreement and as contemplated by the Exchange Agreement, on the Exchange Effective Date, the Company issued an aggregate of 13,586,524 shares of Common Stock to Bluescape, Meridian and Ascend.

On March 13, 2025 (the “Closing Date”), the Company issued and sold an aggregate of 1,408,173 shares of Common Stock to Bluescape, Meridian and Ascend, at a subscription price of $3.5507 per share for aggregate gross proceeds of $5.0 million. Also on the Closing Date, pursuant to the January 2025 Subscription Agreement, the Company issued the warrants (the “Restructuring Warrants”) to purchase up to an aggregate of 5,632,692 shares of Common Stock. The Restructuring Warrants are immediately exercisable and expire on the first anniversary of the Closing Date, and have an exercise price per share equal to the Subscription Price.

On December 4, 2025, the Company entered into an amendment with each of Bluescape, Meridian and Ascend, pursuant to which each Restructuring Warrant was amended to permit the holder thereof to exercise such Restructuring Warrant on a cashless basis once at least 10% of the initial number of shares underlying the warrant had been exercised for cash. In connection with and pursuant to the amendments, each of Bluescape, Meridian and Ascend also exercised its Restructuring Warrant in full, in each case consisting of a cash exercise for 10% of the warrant shares and a cashless exercise for the remaining 90% of such Restructuring Warrant. Such exercises collectively resulted in aggregate gross proceeds to the Company of approximately $2.0 million and the issuance of an aggregate of 1,067,296 shares of common stock.

The offer and issuance of the securities were conducted in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

(d)	May 2025 Private Placement.

On May 12, 2025 and May 13, 2025, we entered into subscription agreements (the “May 2025 Subscription Agreements”) with certain third-party investors. Pursuant to the May 2025 Subscription Agreements, we issued and sold an aggregate of 1,984,709 shares of Common Stock at a purchase price of $3.55 per share. We also issued a total of 37,042 shares of Common Stock to 5E Capital II, LLC as partial payment for advisory services in connection with the transactions contemplated by the May 2025 Subscription Agreements. The transactions contemplated by the May 2025 Subscription Agreements closed on May 15, 2025. The securities were offered in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended or Regulation S under the Securities Act.

(e)	Investor Relations Services.

On July 15, 2025, the Company issued a total of 20,000 shares of Common Stock with a fair value on the issuance date of $3.55 per share to an investor in exchange for a market awareness campaign and various public and investor relations services. The shares were sold in a private offering to an investor that was acquiring the shares for its own account. The offering, therefore, was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act.

(f)	EXIM Warrants.

On January 7, 2026, the Company issued warrants to purchase up to an aggregate of 2,816,346 shares of Common Stock to Bluescape and Ascend, in exchange for such parties agreeing to provide a guarantee (the “Guarantee”) for the Company’s potential $10.0 million funding package (the “EXIM Loan”) from the Export-Import Bank of the United States. The Warrants have an exercise price of $3.5507 per share, and will not be exercisable, if ever, until the date that the holders provide the Guarantee, at which time each Guarantor’s Warrant will be exercisable for a notional amount of Common Stock equal to the amount guaranteed by such Guarantor. The warrants were sold pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

		Incorporated by Reference
Exhibit		Form	Exhibit	Filing Date

1.1	Form of Placement Agency Agreement.

2.1*	Scheme Implementation Agreement dated as of October 11, 2021 between American Pacific Borates Limited and 5E Advanced Materials, Inc.	10-12B	2.1	3/7/2022

3.1	Amended and Restated Certificate of Incorporation of 5E Advanced Materials, Inc.	8-K	3.1	1/19/2024

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of 5E Advanced Materials, Inc.	8-K	3.1	2/18/2025

3.3	Second Amended and Restated Bylaws of 5E Advanced Materials, Inc.	8-K	3.1	11/1/2024

4.1	Description of Registrant’s Securities.	10-K	4.1	9/29/2025

4.2+	Form of Non-Plan Replacement Option Award for Executives.	S-8	4.4	4/5/2022

4.3	Form of Series A Common Stock Purchase Warrant.	8-K	4.1	8/28/2024

4.4	Form of Series B Common Stock Purchase Warrant.	8-K	4.2	8/28/2024

4.5	Form of Restructuring Common Stock Purchase Warrant.	8-K	10.4	1/14/2025

5.1	Opinion of Latham & Watkins LLP.

10.1	Form of Indemnification Agreement for Directors and Officers.	10-12B	10.2	3/7/2022

		Incorporated by Reference
Exhibit		Form	Exhibit	Filing Date

10.2+	Offer Letter from Fort Cady (California) Corporation to Mr. Weibel.	10-12B	10.6	3/7/2022

10.3+	Offer Letter from 5E Advanced Materials, Inc. to Mr. van’t Hoff.	8-K	10.3	10/25/2022

10.4+	Promotion Letter from Fort Cady (California) Corporation to Mr. Weibel.	10-12B	10.8	3/7/2022

10.5	Letter dated November 4, 2021 by 5E Advanced Materials, Inc. to ASX Limited regarding acknowledgment of CHESS Depositary Nominee (CDN) Function.	10-12B	10.9	3/7/2022

10.6+	Addendum to Offer Letter from Fort Cady (California) Corporation to Mr. Weibel (as amended by Promotion Letter from Fort Cady (California) Corporation to Mr. Weibel).	10-K	10.14	8/30/2023

10.7+	Weibel Retention Agreement, dated December 1, 2023.	8-K	10.6	12/6/2023

10.8+†	Brennan Separation Agreement, dated June 3, 2024.	10-K	10.26	9/9/2024

10.9+†	Independent Contractor Agreement with Malm Consulting LLC, dated September 9, 2024.	10-K	10.28	9/9/2024

10.10	Restructuring Support Agreement, dated January 14, 2025.	8-K	10.1	1/14/2025

10.11	Exchange Agreement, dated January 14, 2025.	8-K	10.2	1/14/2025

10.12	Securities Subscription Agreement, dated January 14, 2025.	8-K	10.3	1/14/2025

10.13	Fourth Amended and Restated Investor and Registration Rights Agreement, dated January 14, 2025.	8-K	10.5	1/14/2025

10.14(a)	Amended and Restated Note Purchase Agreement, dated January 18, 2024.	8-K	10.1	1/19/2024

10.14(b)	Amendment No. 4 to the Amended and Restated Note Purchase Agreement, dated January 14, 2025.	8-K	10.6	1/14/2025

10.15+	Non-Employee Director Compensation Policy.	10-Q	10.8	2/13/2025

10.16+	Amended and Restated 5E Advanced Materials, Inc. 2022 Equity Compensation Plan.	8-K	10.1	3/4/2025

10.16(a)+	Amendment to Amended and Restated 5E Advanced Materials, Inc. 2022 Equity Compensation Plan.	8-K	10.1	12/8/2025

10.17+	Non-Executive Director Appointment Letter, Curtis L. Hebert, Jr., dated March 6, 2025.	10-Q	10.8	5/15/2025

10.18†	Subscription Agreement with 5E Capital II, LLC, dated May 12, 2025.	10-Q	10.9	5/15/2025

10.19	Subscription Agreement with Lazarus Securities Pty Ltd., dated May 13, 2025.	10-Q	10.10	5/15/2025

10.20+	Malm Employment Agreement, dated May 15, 2025.	10-Q	10.11	5/15/2025

10.21	Form of Securities Purchase Agreement.

96.1	Preliminary Feasibility Study & Technical Report Summary, dated August 7, 2025.	8-K	96.1	8/7/2025

21.1	Subsidiaries of 5E Advanced Materials, Inc.	10-K	21.1	9/9/2024

23.1	Consent of PricewaterhouseCoopers LLP.

Incorporated by Reference
Exhibit		Form	Exhibit	Filing Date

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.3	Consent of Miocene, Inc.

23.4	Consent of Fluor Enterprises, Inc.

23.5	Consent of Geomega, Inc.

23.6	Consent of Escalante Geological Services LLC.

23.7	Consent of Paul Weibel, CPA, 5E Advanced Materials, Inc.

24.1	Power of Attorney (included on signature page of the initial filing of this Registration Statement).

107	Filing Fee Table.

*

Schedules have been omitted pursuant to Items 601(a)(5) and 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission. The Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

+	Management contract or compensatory plan, contract or arrangement.
†

Certain portions of this exhibit (indicated by “[***]”) have been redacted pursuant to Regulation S-K Item 601(b)(10)(iv) because such information is (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)	Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2) The undersigned Registrant hereby undertakes that:

(A) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hesperia, State of California, on January 27, 2026

5E ADVANCED MATERIALS, INC.

By:	/s/ Paul Weibel
Name:	Paul Weibel
Title:	Chief Executive Officer

Each of the undersigned officers and directors of the registrant hereby severally constitutes and appoints each of Paul Weibel and Joshua Malm, and each of them singly (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this registration statement and any other registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Weibel Paul Weibel	Chief Executive Officer (Principal Executive Officer)	January 27, 2026

/s/ Joshua Malm Joshua Malm	Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial and Accounting Officer)	January 27, 2026

/s/ Graham van’t Hoff Graham van’t Hoff	Director	January 27, 2026

/s/ Curt Hébert Curt Hébert	Director	January 27, 2026

/s/ Barry Dick Barry Dick	Director	January 27, 2026

/s/ Bryn Jones Bryn Jones	Director	January 27, 2026